EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in each Registration Statement filed on Form S-3 (Registration Nos. 333-120639 and 333-107308) pertaining to securities sold in July 2003 and November 2004 and Form S-8 (Registration Nos. 333-87878, 333-39198 and 333-39200) pertaining to the Insmed Incorporated Employee Stock Purchase Plan and the Insmed Incorporated Stock Incentive Plan, of our reports dated March 15, 2005, with respect to the consolidated financial statements of Insmed Incorporated, Insmed Incorporated management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Insmed Incorporated included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/    Ernst & Young LLP

McLean, Virginia

May 13, 2005